EXHIBIT 23


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated December 15, 1994 included in Exide Electronics Group, Inc.'s (the company's) Annual Report on Form 10-K for the year ended September 30, 1994, our report dated October 18, 1995 included in the company's Current Report on Form 8-K dated October 20, 1995, our report dated March 15, 1995 included in the Exide Electronics Corporation 401(K) Retirement Benefit Plan Annual Report on Form 11-K for the year ended December 31, 1994 and to all references to our Firm included in this registration statement.



                                                      /s/Arthur Andersen LLP

Raleigh, North Carolina
October 20, 1995